UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2019

X4 Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Massachusetts Avenue, 4th Floor Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 529-8300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2019, X4 Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of 5,670,000 shares of the Company’s common stock, pre-funded warrants to purchase 2,130,000 shares of the Company’s common stock (the “Pre-Funded Warrants”), and Class A warrants to purchase 3,900,000 shares of the Company’s common stock (the “Class A Warrants”) at a price to the public of $11.00 per share for common stock and accompanying Class A Warrants and $10.999 per Pre-Funded Warrant and accompanying Class A Warrants. The net proceeds to the Company from the Offering are expected to be approximately $78.9 million after deducting underwriting discounts and estimated offering expenses. All of the securities in the Offering are being sold by the Company. The Offering is expected to close on or about April 16, 2019, subject to satisfaction of customary closing conditions.

Each Pre-Funded Warrant will have an exercise price per share of common stock equal to $0.001 per share. The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire. Under the Pre-Funded Warrants, the Company may not effect the exercise of any Pre-Funded Warrant, and a holder will not be entitled to exercise any portion of any Pre-Funded Warrant, which, upon giving effect to such exercise, would cause (i) the aggregate number of shares of the Company’s common stock beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the exercise, or (ii) the combined voting power of the Company’s securities beneficially owned by the holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of the Company’s securities then outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5636(b) or any successor rule) upon at least 61 days’ prior notice from the holder to the Company subject to the terms of the Pre-Funded Warrants.

Each Class A Warrant will have an exercise price per share of common stock equal to $13.20 and will expire 60 months from the date of issuance. Each Class A Warrant will be immediately exercisable, provided that the holder will be prohibited, subject to certain exceptions, from exercising the Class A Warrant for shares of the Company’s common stock to the extent that immediately prior to or after giving effect to such exercise, the holder, together with its affiliates and other attribution parties, would own more than 9.99% of the total number of shares of the Company’s common stock then issued and outstanding, which percentage may be changed at the holders’ election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5636(b) or any successor rule) upon 61 days’ notice to the Company subject to the terms of the Class A Warrants.

The securities will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-229377) filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2019 and declared effective by the Commission on February 19, 2019. A prospectus and prospectus supplement relating to the Offering have been filed with the Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing descriptions of the terms of the Underwriting Agreement, Pre-Funded Warrants and Class A Warrants are each qualified in its entirety by reference to the Underwriting Agreement, form of Pre-Funded Warrant and form of Class A Warrant, respectively, which are attached as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2 hereto, respectively, and incorporated by reference herein.

A copy of the legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01 Other Events.

On April 12, 2019, the Company issued a press release announcing the pricing of the Offering, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated April 12, 2019, by and among the Company, Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated.

4.1	Form of Pre-Funded Warrant.

4.2	Form of Class A Warrant.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

99.1	Press Release of X4 Pharmaceuticals, Inc., dated April 12, 2019, announcing the pricing of the underwritten public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: April 15, 2019	/s/ Paula Ragan, Ph.D.
Paula Ragan, Ph.D.
President and Chief Executive Officer